Prospectus Supplement No. 9 (to Prospectus dated April 25, 2024)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-278673
Prospectus Supplement No. 5 (to Prospectus dated August 13, 2024)	Registration No. 333-280366 Registration No. 333-282132
Prospectus Supplement No. 1 (to Prospectus dated September 25, 2024)	Registration No. 333-282130
Prospectus Supplement No. 1 (to Prospectus dated September 25, 2024)

BRAND ENGAGEMENT NETWORK INC.

46,752,838 Shares of Common Stock (Inclusive of 21,190,316 Shares of Common Stock

Underlying Warrants, 1,583,334 Shares of Common Stock Underlying Convertible Notes and 163,407 Shares of Common Stock Underlying Options)

6,126,010 Warrants to Purchase Common Stock

6,393,333 Shares of Common Stock (Inclusive of 4,200,000 Shares of Common Stock

Underlying Warrants)

28,370,786 Shares of Common Stock

3,598,943 Shares of Common Stock (Inclusive of 960,000 Shares of Common Stock

Underlying Warrants)

This prospectus supplement updates and supplements (i) the prospectus of Brand Engagement Network Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), dated April 25, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-278673) (the “April Prospectus”), (ii) the prospectus dated August 13, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-280366) (the “August Prospectus”), (iii) the prospectus dated September 25, 2024, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282132) (the “SEPA Prospectus”) and (iv) the prospectus dated September 25, 2024, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282130) (the “September Prospectus”, together with the April Prospectus, the August Prospectus and the SEPA Prospectus, the “Prospectuses”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on October 7, 2024. Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectuses. This prospectus supplement updates and supplements the information in the Prospectuses. If there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock, par value $0.0001 per share (the “Common Stock”) and the public warrants representing the right to acquire one share of Common Stock for $11.50 (the “Public Warrants”), are listed on Nasdaq under the symbols “BNAI,” and “BNAIW”, respectively. On October 4, 2024, the last reported sales price of the Common Stock was $0.99 per share, and the last reported sales price of our Public Warrants was $0.05 per Public Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our securities involves risk. See “Risk Factors” beginning on page 6 of the April Prospectus, page 7 of the August Prospectus, page 9 of the SEPA Prospectus and page 8 of the September Prospectus to read about factors you should consider before investing in shares of our Common Stock and Public Warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 7, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2024

BRAND ENGAGEMENT NETWORK INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40130	98-1574798
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

145 E. Snow King Ave

PO Box 1045

Jackson, WY 83001

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (312) 810-7422

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BNAI	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BNAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K filed by Brand Engagement Network Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission on August 26, 2024, the Company entered into a Securities Purchase Agreement, dated August 26, 2024 (“Original Purchase Agreement”), for the issuance and sale to certain investors (the “Purchasers”) of an aggregate of 1,185,000 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”) at a price per share of $5.00, subject to customary adjustments, for an aggregate purchase price of $5,925,000.

On October 5, 2024, the Company and the Purchasers entered into an Amendment No. 1 to the Purchase Agreement (the “Amendment”) to provide for certain additional restrictions with respect to the Company’s issuance of shares of Common Stock under its Standby Equity Purchase Agreement, dated August 26, 2024, by and between the Company and YA II PN, Ltd (the “SEPA”). Subject to certain exceptions, prior to January 1, 2025, the Company has agreed not to issue shares under the SEPA at a price per share that is less than $5.00 per share.

The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment attached as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”) and is incorporated by reference herein.

Item 9.01 Exhibits and Financial Statements.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Amendment No. 1 to Securities Purchase Agreement, dated October 5, 2024, by and among Brand Engagement Network Inc. and certain purchasers identified on the signature pages thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAND ENGAGEMENT NETWORK INC.

By:	/s/ Paul Chang
Name:	Paul Chang
Title:	Chief Executive Officer

Dated:	October 7, 2024

Exhibit 10.1

AMENDMENT NO. 1 TO
SECURITIES PURCHASE AGREEMENT

This Amendment No. 1, dated as of October 5, 2024 (the “Amendment”), is entered into by and among Brand Engagement Network Inc., a Delaware corporation (the “Company”) and each purchaser identified on the signature pages hereto (the “Amendment”) and amends that certain Securities Purchase Agreement, dated as of August 26, 2024, between the Company and each purchaser identified on the signature pages thereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”) (the “Original Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Original Agreement.

WHEREAS, the parties wish to amend the Original Agreement to provide for certain additional covenants thereunder with respect to the Company’s issuance of shares of its common stock, par value $0.001 per share (the “Common Stock”) under its Standby Equity Purchase Agreement, dated August 26, 2024, by and between the Company and YA II PN, Ltd.

WHEREAS, Section 5.4 of the Original Agreement provides that the Original Agreement may be amended by a written agreement executed by the Company and a majority of the Purchasers holding a majority of the Securities issued thereunder;

WHEREAS, the Company is also party to that Securities Purchase Agreement, dated May 28, 2024, by and between the Company and the purchasers party thereto (the “May Purchase Agreement”); and

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

1.	Amendment. The Original Agreement is hereby amended by inserting a new Section 5.23 as follows:

a.	5.23 SEPA Issuances.

i.	(a) Subject to Section 5.23(b), up and until January 1st, 2025, the Company agrees not to issue shares of its Common Stock under that certain Standby Equity Purchase Agreement, dated August 26, 2024, by and between the Company and YA II PN, Ltd. (the “SEPA”) at a price per share that is less than $5.00 per share, as adjusted for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement (the “SEPA Pricing Limitation”).

ii.	(b) The SEPA Pricing Limitation shall be deemed waived by the Purchasers, and the Company may issue shares of Common Stock under the SEPA without restriction upon (i) the consent of a majority of the Purchasers holding Securities issued hereunder; or (ii) any Purchaser’s failing to make a Required Funding in full by the Funding Deadline under this Agreement or the failure of a purchaser to make any Required Funding by the Funding Deadline (each as defined therein) under that certain Securities Purchase Agreement, dated May 28, 2024, by and between the Company and the purchasers party thereto (the “May Purchase Agreement”); provided, however, that before the SEPA Pricing Limitation shall be deemed waived under this clause (ii), the Company shall promptly provide notice to the Purchasers of the failure of any person to make a Required Funding by the Funding Deadline under this Agreement or the May Purchase Agreement, and the Purchasers shall have the option to cure the failure to make such a Required Funding by the Funding Deadline within two (2) business days of notice (a “Funding Cure”). For avoidance of doubt, the making of a Funding Cure shall not reduce the amount of Required Fundings such Purchaser making such Funding Cure is required to make under this Agreement.

2.	Condition to Effectiveness. The effectiveness of this Amendment is subject to the payment of all current and past due Required Fundings payable under the Original Agreement and May Purchase Agreement by October 11, 2024.

3.	Limited Effect. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Company under the Original Agreement or the May Purchase Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Agreement (or be deemed an alteration, modification or amendment of the May Purchase Agreement on behalf of the Company), all of which are ratified and affirmed in all respects and shall continue in full force and effect.

4.	Execution. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method, such signature shall be deemed to have been duly and validly delivered and shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

5.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Amendment (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Amendment), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such action or proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via nationally recognized overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

BRAND ENGAGEMENT NETWORK INC.

By:	/s/ Paul Chang
Name:	Paul Chang
Title:	Chief Executive Officer

Signature Page to the Amendment No. 1 to the Securities Purchase Agreement

BEN CAPITAL FUND I LLC

By:	/s/ James Irving
Name:	James Irving
Title:	Manager

JOSEPH BEVASH

By:	/s/ Joseph Bevash
Name:	Joseph Bevash

STEPHEN BIRCHALL

By:	/s/ Stephen Birchall
Name:	Stephen Birchall

TROY BUDGEN

By:	/s/ Troy Budgen
Name:	Troy Budgen

PATRICK CARNEY

By:	/s/ Patrick Carney
Name:	Patrick Carney

DUE FIGLIE LLC

By:	/s/ Shawn Lucas
Name:	Shawn Lucas
Title:	Managing Member

LUCAS VENTURE PARTNERS

By:	/s/ Julie Lucas
Name:	Julie Lucas
Title:	Manager

Signature Page to the Amendment No. 1 to the Securities Purchase Agreement